Exhibit 1.1

JOINT VENTURE AGREEMENT

Joint Venture Agreement made this 6th day of January, 2015 by and between Wagley Offshore-Onshore, Inc., a Texas corporation (“Wagley”) and EnergyTEK Corp., a Nevada corporation (“EnergyTEK”) (each a “Venturer” and collectively the “Joint Venturers”).

In consideration of the mutual terms, conditions and covenants hereinafter set forth, the Joint Venturers agree as follows:

PARTIES

1.1            The Venturers hereby form a Joint Venture (“JV”), in the form of a Texas limited liability company managed by Managers, for the limited purposes and scope set forth in this Agreement, as amended from time to time, and by the terms and conditions set forth herein, by EnergyTEK and Wagley are all of the Venturers of the Joint Venture.

1.2            The relationship between the Joint Venturers shall be limited to the performance of the terms and conditions of this Agreement. Nothing herein shall be construed to create a general partnership between the Joint Venturers, or to authorize any Venturer to act as a general agent for another, or to permit any Venturer to bind another other than as set forth in this Agreement, or to borrow money on behalf of another Venturer, or to use the credit of any Venturer for any purpose.

1.3            Neither this Agreement nor any interest in the Joint Venture may be assigned, pledged, transferred or hypothecated without the prior written consent of the Joint Venturers hereto.

JOINT VENTURE NAME

2.            The name of the Joint Venture shall be Wagley-EnergyTEK J.V., a Texas limited liability company, or a name or names as determined by the Venturers as they may from time to time select, with EnergyTEK and Wagley being the members thereof.

TERM

3.           The term of this Joint Venture agreement shall be two years, during which each Joint Venturer shall share 81% for Wagley and 19% for EnergyTEK in the equity of the Joint Venture, at which time the Venturers agree that the Joint Venture, sold, dissolved, or renewed by Joint Venturers for an agreed upon period of time.

PLACE OF BUSINESS

4.           The principal place of business of the Joint Venture shall be at the present offices of Wagley, or such other place or places as the Venturers may from time to time select.  The Joint Venturers shall execute the necessary documents to register the Joint Venture with the proper governmental offices to do business in the State of Texas and any other jurisdiction in which it conducts regular business.

TYPE OF BUSINESS

5.           The Joint Venture may engage in such other activities related either directly or indirectly to acquisition and/or sale of oil and gas field equipment, or any other activity as may be necessary, advisable or convenient to the promotion or conduct of the Joint Venture's business, but no other business shall be conducted by the Joint Venture without the prior written consent of the Venturers.

CAPITAL CONTRIBUTIONS

6.           The Venture shall consist of contributions as set forth below:

a.
Wagley shall purchase Eighty-one percent (81%) of all the authorized membership interests of Wagley-EnergyTEK J.V., a Texas limited liability company, in exchange for its experience, reputation and contacts in the oil and gas industry.

b.	EnergyTEK shall purchase Nineteen percent (19%) of all the authorized membership interests of Wagley-EnergyTEK J.V., a Texas limited liability company, in exchange for its contribution of restricted common stock totaling Twenty Million (20,000,000) million shares of EnergyTEK common stock with a cumulative value of Two Million Two Hundred Thousand dollars ($2,200,000.00) based upon the closing bid price on this date, as quoted by OTC Markets, Inc.

DIVISION OF PROFITS AND LOSSES

7.               The profits and losses of the Joint Venture shall be determined in accordance with good accounting practices, shared among the Joint Venturers, as follows:  If sold or dissolved or if a distribution of net earnings is made, the earnings and/or assets shall be distributed 81% to Wagley and 19% to EnergyTEK; PROVIDED, HOWEVER, that all distributions of earnings and or assets pursuant to the aforementioned ratios shall be subject to a Preferred Return in favor of EnergyTEK, as follows:  The Preferred Return payable to EnergyTEK shall be a cumulative eight percent (8%) per annum compounded annually on the initial value of the capital contribution of EnergyTEK, as defined in Paragraph 6 hereof.  In no event shall any distributions of net earnings or assets, except for any commissions or Manager fees or other expenses agreed to by the Venturers,  payable under the Limited Liability Company Operating Agreement, a copy of which is attached hereto, be made to either of the Venturers until such time as the Preferred Return is paid in full.  To ensure the payment of the Preferred Return, EnergyTEK shall be deemed to have a security interest in any and all assets, including, but not limited to, cash, securities or equipment of the Joint Venture, until such Preferred Return is paid in full.

At any time the Venturers deem appropriate, the Distributable Cash or Gain shall be calculated and, if the Venturers deem the same to be appropriate in their sole and absolute discretion, all or any portion thereof shall be distributed to the Venturers as it becomes available in accordance with the foregoing paragraph of this Section 7. Notwithstanding the foregoing, however, no Distribution of Distributable Cash shall be made unless the Venturers determine in good faith that such Distribution may be made or not made without materially affecting the ability of the each of the Joint Venturers to pay their obligations (including contingent liabilities) as they fall due, and that such Distribution may be made in accordance with applicable law in a manner specified in the foregoing paragraph of this Section 7.

BANK ACCOUNTS

8.           All funds held under management for the benefit of the Joint Venture shall be deposited in the name of the Joint Venture in such bank account or accounts as shall be determined by the Joint Venture Managers. All withdrawals therefrom shall be made upon checks signed on behalf of the Joint Venture by any person authorized by the Venturers to sign checks on behalf of the Joint Venture.

MANAGEMENT AND CONTROL; POWERS

9.           Except as otherwise expressly provided for in this Agreement, Venturers agree and appoint Damon Wagley and Craig Crawford as Joint Venture Managers (hereafter “JVM”) with responsibility for the management and control of this contact and agreement representing the Joint Venture, and which shall have responsibility for and be obligated to conduct the day-to-day management and operation of the Joint Venture Business in fulfilling the duties and obligations of the Venturers to each other hereunder. The JVM shall be solely responsible for the complete and exclusive day-to-day management, operation and control of the Joint Venture Business, and shall have all of the rights and powers which are necessary, advisable or convenient therefore, including without limitation the authority to act for or on behalf of the best interest of this Joint Venture, in making decisions concerning the Joint Venture Business.

10.            Each Joint Venturer shall be bound by any action taken by the JVM in good faith under this Agreement. In no event shall any Joint Venturer as a Member of the Joint Venture be called upon to pay any amount beyond the liability of that as a Shareholder under applicable Nevada law.

11.            Each person acting as the JVM shall not be liable for any error in judgment or any mistake of law or fact or any act done in good faith in the exercise of the power and authority as JVM but shall be liable for gross negligence or willful default.

MISCELLANEOUS

12.     EnergyTEK shall be responsible for all legal and reporting requirements of the Joint Venture

13.     This Agreement shall be governed by and interpreted under the laws of the State of Texas. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Harris County, Texas, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14.            Any and all notices to be given pursuant to or under this Agreement shall be sent to the party to whom the notice is addressed at the address of the Venturer maintained by the Joint Venture and shall be sent Certified Mail, Return Receipt Requested.  The following are the addresses of the Venturers as of the date hereof.

Wagley Offshore-Onshore, Inc.	5909 Oakclaire Drive
Austin, TX 78735

EnergyTEK Corp.	201 S. Laurel
Luling, TX 78648

15.           This Agreement constitutes the entire agreement between the Joint Venturers pertaining to the subject matter contained in it, and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether similar or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless in writing signed by the party making the waiver.

[Signatures on following page]

The parties hereto, intending to be bound, have signed this Agreement as of the date and year first above written.

Wagley Offshore-Onshore, Inc.

By: /s/ Damon Wagley
      Damon Wagley, President

EnergyTEK Corp.

By: /s/ Craig Crawford
      Craig Crawford, President